SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 27, 2004 (May 26, 2004)

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices)  (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

On May 26, 2004, GTC Biotherapeutics, Inc., (“GTC” or the “Company”) refinanced the Company’s previous credit facility with Silicon Valley Bank with a new $10 million senior secured credit facility with General Electric Capital Corporation.  The new credit facility is secured by a pledge of substantially all of the Company’s assets, excluding intellectual property.

Under the new credit facility, the Company is no longer required, as it was under the previous credit facility, to provide cash collateral for the full amount of the outstanding credit facility if its balance of cash and marketable securities falls below $18.2 million.  In addition, the Company is not subject to any financial covenants under the new credit facility.

At the closing the Company received approximately $10 million of gross proceeds from borrowings under the new credit facility.  Approximately $9 million of the gross proceeds were used to repay principal and interest on the outstanding borrowings under the Company’s previous credit facility.  The Company plans to use the remaining proceeds of approximately $1 million for general corporate purposes.

The foregoing is only a brief summary of certain provisions of the new credit facility and is qualified in its entirety by the terms of the new facility.  Copies of the master security agreement and promissory note are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

99.1	Master Security Agreement between General Electric Capital Corporation and the Company, dated as of May 26, 2004. Filed herewith.

99.2	Promissory Note made by the Company in favor of General Electric Capital Corporation, dated May 26, 2004. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2004	GTC BIOTHERAPEUTICS, INC.

	By:	/s/ John B. Green
John B. Green
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Master Security Agreement between General Electric Capital Corporation and the Company, dated as of May 26, 2004. Filed herewith.

99.2	Promissory Note made by the Company in favor of General Electric Capital Corporation, dated May 26, 2004. Filed herewith.